EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/12/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/22/2025	Buy	9,949	10.09
4/23/2025	Buy	100	10.20
4/24/2025	Buy	2,123	10.21
4/25/2025	Buy	15,789	10.35
4/29/2025	Buy	6,926	10.41
4/30/2025	Buy	2,582	10.46
5/2/2025	Buy	1,072	10.66
5/5/2025	Buy	65,585	10.81
5/8/2025	Buy	200	10.88
5/12/2025	Buy	15,824	10.87